EXHIBIT 10.5

                     FORM OF STOCK RETAINAGE PLAN AGREEMENT


     THIS STOCK RETAINAGE PLAN AGREEMENT (hereinafter referred to as this "Stock Plan Agreement") made this ________ day of _______________, 2004, is entered into by and between NATIONAL SCIENTIFIC CORPORATION, a Texas Corporation ("NSC") based is Scottsdale, Az., and _______________________, whose principal residence is ______________________. The aforementioned persons and entities are sometimes collectively referred to herein as the "parties" or "Parties" and individually as a "party".

                                    RECITALS

     WHEREAS, ____________________ is an employee of NSC; and

     WHEREAS, NSC compensates employees for services to the Company; and

     WHEREAS, NSC's common stock ("Common Stock") has a market value at this month of _______________, 2004 of approximately ______cents per share, and this same Common Stock restricted under SEC rule 144 would be expected to have a lower market value were it saleable on an open market; and

     WHEREAS, NSC's total revenues in calendar year 2003 through ______(month) were less than $__________; and

     WHEREAS NSC and the employee have agreed that the employee is willing to provide best efforts to guide the company towards growth and success over the next fiscal year and beyond;

     NOW THEREFORE, in consideration of the agreement by the parties and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged and confessed, the parties hereby agree as follows:

     1. Each of the foregoing recitals is incorporated in this Stock Plan Agreement as a material term and condition.
     2. The company agrees today to grant the employee __________ shares of its Common Stock restricted under SEC rule 144, provided that the Company revenues in Calendar Year 2004 surpass $200,000, a large increase over Calendar Year 2003, and also provided that the employee remain continuously employed with NSC throughout ____________. Should this not occur, this stock grant will be forfeited by the employee, and such stock promptly returned to NSC.
     3. The Company agrees to grant the employee an additional _____ shares of its common stock, restricted under SEC rule 144, provided that the Company revenues in Calendar Year 2004 surpass $1,000,000, a large

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          increase over Calendar Year 2003,  and also provided that the employee remain continuously employed with NSC throughout the 2004 period. Should this not occur, this stock grant will be forfeited by the employee, and such stock promptly returned to NSC.
     4. Such stock grants will be issued by NSC at the earliest reasonable date.
     5. If Common Stock granted under this Agreement should be promptly returned to the Company, and is not promptly returned, the Company may take steps to cancel or otherwise nullify the grant of such shares of Common Stock as should be promptly returned, with the employee bearing all the costs incurred through this process.
     6. The term of this Stock Retainage Plan Agreement is from ___________, 2004 to ______________________.

     IN WITNESS WHEREOF, THE Parties have executed this Stock Plan Agreement in Scottsdale, Arizona, on the date set forth beside their respective names.


NATIONAL SCIENTIFIC CORPORATION                               EMPLOYEE

By:     _________________________________           ____________________________

Title:  _________________________________           ____________________________

Date:   _________________________________           ____________________________


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